Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated July 28, 2010, except for Notes 13 and 14 as to which the date is October 12, 2010 on the financial statements of Tai Shan Communications, Inc. and Subsidiaries, for the years ended December 31, 2009 and 2008 and the report dated October 12, 2010 for the six month periods ended June 30, 2010 and 2009 included herein on the registration statement of Tai-Shan Communications, Inc. and Subsidiaries on Form S-1/A, and to the reference to our firm under the heading “Expert” in the prospectus.

/S/ ACQUAVELLA, CHIARELLI, SHUSTER, BERKOWER & CO., LLP

Certified Public Accountants

New York, N.Y.

October 12, 2010

New York	•	New Jersey	•	Cayman Islands